Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements of Media General, Inc.:

Form S-8 (No. 2-56905),

Form S-8 (No. 33-23698),

Form S-3 (No. 33-26853),

Form S-8 (No. 33-52472),

Form S-8 (No. 333-16731),

Form S-8 (No. 333-16737),

Form S-8 (No. 333-69527),

Form S-8 (No. 333-54624),

Form S-8 (No. 333-57538),

Form S-8 (No. 333-138843),

Form S-8 (No. 333-142769), and

Form S-8 (No. 333-148976);

of our reports dated January 28, 2010, with respect to the consolidated financial statements of Media General, Inc. as of December 27, 2009, and December 28, 2008, and for each of the three fiscal years in the period ended December 27, 2009, and the effectiveness of internal control over financial reporting of Media General, Inc., for the year ended December 27, 2009 all included in Current Report on Form 8-K dated January 28, 2010.

/s/ Ernst & Young LLP

Richmond, Virginia

January 28, 2010